Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-165057

October 5, 2010

Reuters

BlackRock says gold has room to grow, broadens ETF

29 September 2010

*BlackRock exec says gold has room to keep rising

*Says still sees strong demand for Gold ETFs

By Emily Chasan

NEW YORK (Reuters) - Even after hitting a series of highs this week, gold prices have room to rise, a BlackRock Inc executive who oversees the money manager’s iShares gold exchange-traded fund said Wednesday.

“If you look at it on a real-dollar basis gold is still not trading anywhere near its January 1980 high, which would, in inflation adjusted dollars, be about $2,200 an ounce,” said Kevin Feldman, iShares Managing Director at BlackRock.

Wednesday Gold hit its 10th record high in the past 12 trading days, rising above $1,310 an ounce in New York.

“It’s hard to make a case for a bubble. Gold was really out of favor for quite a long time before we got to this most recent period of increased prices,” he added.

BlackRock, the world’s largest money management company, earlier this month made changes to its iShares Gold Trust , that cut its share price through a split and lowered costs on the ETF to make it more accessible to investors.

“People are investing in gold right now because of its safe haven status and they’re concerned about risks in the short term given the strength of the recovery across developed markets right now,” Feldman said, adding that with near-zero interest rates institutional and retail investors have fled into gold as an alternative to currencies like the U.S. dollar.

Gold ETFs, particularly the SPDR Gold Trust which is the world’s largest gold-backed exchange-traded fund, have been a favorite of top hedge fund investors like John Paulson, David Einhorn and George Soros this year as gold has rallied.

“Gold itself has traditionally traded in a deep and liquid market so in that sense the ETFs have provided more access into that market for a broader group of investors,” Feldman said.

“We see with hedge fund managers that there is still a lot of positive sentiment toward gold in the market.” (Reporting by Emily Chasan; editing by Carol Bishopric)